Exhibit 99


                                FONAR CORPORATION

Fonar MRI news @ aol.com      110  Marcus   Drive     The     MRI     Specialist
For   Immediate  Release      Melville, NY  11742     An    ISO   9001   Company

Contact: Jordan   Darrow                              Contact:   Daniel   Culver
Darrow  Associates,  Inc                              Director of Communications
darrow  @ optonline. net                              Email: invest @ fonar. com
Tel:    631 / 367 - 1866                              Tel:   631  /  694  - 2929
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FONAR ANNOUNCES FISCAL 2006 FIRST QUARTER FINANCIAL RESULTS

MELVILLE, NEW YORK, November 9, 2005 -- FONAR Corporation (NASDAQ: FONR), The MRI Specialist(TM), today announced financial results for the first quarter of fiscal 2006, which ended September 30, 2005.

Revenues for the first quarter of fiscal 2006 were $10.2 million, compared to $25.1 million in the same period of fiscal 2005. Overall revenues attributable to product sales were $4.2 million in the first quarter, a decrease from the $17.7 million in product sales reported in the comparable period of fiscal 2005. The lower level of revenue is attributable to a slow down in capital equipment purchases by customers following robust Upright(TM) MRI sales in mid- to late fiscal 2005.

Service and repair revenues increased by 87% in the fiscal first quarter of 2006 to $1.9 million from $1.0 million in the same quarter of fiscal 2005. This improvement is the result of increasing warranty expirations among the growing base of nearly 100 units in the US and overseas and new service contract agreements for more recent installations of FONAR's Upright(TM) MRI. Revenues attributable to FONAR's physician and diagnostic services management segment
(HMCA) were $4.0 million, as compared to $5.8 million in the prior year period.

Net loss for the first three months of fiscal 2006 was $(8.3) million, or $(0.08) loss per share (basic and diluted), as compared to net income of $0.7 million, or $0.01 per share (basic and diluted), for the same period of fiscal 2005. The Company's loss in the current quarter as compared to the prior year period primarily reflects the lower level of revenue and termination costs associated with HMCA's sale of its physical therapy and rehabilitation facility management business.

Commenting on the financial results for the first quarter of fiscal 2006, Raymond Damadian, M.D., president and chairman of FONAR said, "Following a strong fiscal 2005 in terms of Upright MRI scanner sales, our product sales declined in the first quarter of fiscal 2006. FONAR was subject to reduced spending in the health care industry that affected many companies in the past several months. However, based on recent market activity, we are encouraged that sales activity has been picking up among MRI buyers who are increasingly recognizing the superior imaging qualities and patient-friendly attributes of FONAR's unique scanners."

"We are committed to executing our growth strategy. Our plans require concentrated sales and marketing activities in the US and select foreign markets that demand the best in medical technology. In the coming months, FONAR will commence for the first time a national direct-to-consumer advertising campaign. Other recent developments that lend to our marketing efforts and serve as a validation of our industry leading technology are the exclusive partnership formed with SONY Electronics and the agreement with group purchasing organization MAGNET. We intend to forge other distribution agreements to enhance our reach into the medical community. In addition, we intend to continue to present at trade shows to promote the benefits of the Upright MRI system. These initiatives should create awareness and stimulate demand for our products, which are markedly differentiated from anything else available in the MRI market today."

FONAR invites the public to participate in a conference call and Web cast to discuss the Company's fiscal 2006 first quarter financial results and listen to an interview of a respected spine surgeon describing the surgical benefits he has experienced by using FONAR's Upright(TM) MRI. The simultaneous broadcasts will be held today, November 9, 2005, at 11:00 AM Eastern time.

The events will be broadcast live on the Internet via the Investor Relations section of the Company's web site at www.fonar.com. Participants should access the web cast about 10 minutes prior to the start time. For those unable to attend the live results broadcast, a replay will be available beginning approximately one hour after the event. Replay information will be posted on the FONAR web site following the conclusion of the live broadcast. There is no charge for participants to access the live broadcast or replay.

About FONAR:

FONAR was incorporated in 1978, making it the first, oldest and most experienced MRI manufacturer in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. Since its inception, the Company has installed over 300 MRI scanners worldwide. FONAR's stellar product line includes the Upright(TM) MRI (also known as the Stand-Up(TM) MRI), the only whole-body MRI that performs Position(TM) imaging (pMRI(TM)) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR Upright(TM) MRI often sees the patient's problem that other scanners cannot because they are lie-down only. With over 100,000 patients scanned, the patient-friendly Upright(TM) MRI has a near zero claustrophobic rejection rate by patients. As a FONAR customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while they watch a 42" flat screen TV. The Company's latest MRI scanner is the FONAR 360(TM), a room-size recumbent scanner that optimizes openness while facilitating physician access to the patient. FONAR is headquartered on Long Island, New York, and has approximately 500 employees. Additional information may be found on the FONAR Web site at www.fonar.com.

MRI Specialist, The Inventor of MR Scanning, Stand-Up, Upright, Position, PMRI and The Proof is in the Picture are trademarks of FONAR.

                                      ###

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   For the Three Months Ended
                                          September 30,
                                   ---------------------------
                                        2005          2004
                                   ------------   ------------
Revenues                           $ 10,153,000   $ 25,068,000
Net (Loss) Income                  $(8,317,000)   $    728,000
Basic & Diluted (Loss)
Earnings per Common Share               $(0.08)          $0.01